Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “AGREEMENT”) is entered into effective as of September 3, 2009, between Fibrocell Science Inc., a Delaware series limited liability company (the “Corporation” or “Fibrocell Science”), and Declan Daly, an individual residing in and working out of Ireland (the “Executive”).
WITNESSETH:
Fibrocell Science desires to offer employment to the Executive in order to have the benefits of his expertise and knowledge. The Executive, in turn, desires to accept employment with Fibrocell Science on the terms set forth in this Agreement. The parties, therefore, enter into this Agreement to establish the terms and conditions of the Executive’s employment with Fibrocell Science.
In consideration of the mutual covenants and representations contained in this Agreement, Fibrocell Science and the Executive agree to as follows:
1.
EMPLOYMENT OF EMPLOYEE; DUTIES: Fibrocell Science agrees to employ the Executive, and the Executive agrees to be employed by Fibrocell Science, as a senior executive of the Company with the title of Chief Operating Officer for the period specified in Section 2 (the “Employment Period”), subject to the terms and conditions of this Agreement. During the Employment Period, as Chief Operating officer, the Executive shall perform all duties and responsibilities which are consistent with the positions and such additional duties and responsibilities consistent with such positions as may be from time to time be assigned to the Executive by the Board of Directors.

The Executive shall devote substantially all of his working time to the business and affairs of the Company other than during vacations of four weeks per year and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time required: (i) for serving as a director or officer of any organization or entity not in a competing business with the Company, and any other businesses in which the Company becomes involved; (ii) delivering lectures, writing articles or books, or fulfilling speaking engagements; or (iii) engaging in charitable and community activities provided that such activities do not interfere with the performance of his duties hereunder.
2.
EMPLOYMENT PERIOD: The Employment Period shall begin on the date of this agreement and shall continue until December 31, 2011. Within ninety (90) days of the expiration of this Agreement, the Board of Directors shall review this Agreement, and either continue and extend this Agreement, terminate this Agreement, and/or offer the Executive a different agreement. The Executive will be notified of such action before the expiration of this Agreement. This Agreement shall remain in effect until so terminated and/or modified by the Board. Failure of the Board to take any action within the said ninety-day time period shall be considered as an extension of this Agreement for an additional one-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change of Control.

3.
SALARY: During the Employment Period, Fibrocell Science shall pay the Executive at a monthly rate equal to an annual salary of Three Hundred Thousand Dollars (US$300,000.00) (the “Salary”). The Board of Directors may periodically review the Executive’s Salary and may determine to increase (but not decrease) the Executive’s Salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate. The Salary shall be payable in equal periodic installments which are not less frequent than the periodic installments in effect for the salaries of other senior executives of Fibrocell Science.

4.	BONUS:
a.
The Executive shall be entitled to a one-time bonus in the amount of One hundred Thousand Dollars (US$100,000.00) (the “Signing Bonus”), payable to the Executive within thirty (30) days of the execution of this agreement.

b.
The Executive shall be entitled to receive an annual bonus (the “Annual Bonus”), payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Compensation Committee of the Board of Directors, based primarily on mutually agreed upon criteria, established with respect to the ensuing fiscal year, within thirty (30) days following the adoption by the Board of Directors of a budget relating to the ensuing year. Criteria for the Annual Bonus for 2009 shall be agreed upon prior to or within sixty (60) days after the execution of this Agreement. The Compensation Committee may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be fifty percent (50%) of the Executive’s Salary. The actual Annual Bonus for any given period may be higher or lower than fifty percent (50%). For any fiscal year in which Executive is employed for less than the full year, Executive shall receive a bonus which is prorated based on the number of full months in the year which are worked. For the avoidance of doubt, there shall be no proration with respect to the calendar year ended December 31, 2009.

c.
Upon the Company’s successful completion of a capital raise in excess of Six Million Dollars (US$6,000,000.00), or a series of capital raises that in aggregate are in excess of US$6,000,000.00, the Executive shall be entitled to a one-time bonus in the amount of fifty Thousand Dollars (US$50,000.00) (the “Special Bonus”), payable to the Executive within thirty (30) days of the closing date of the capital raise, or series of raises, provided that the Executive is the Chief Operating Officer at the time of said event.

d.
The Executive shall be entitled to receive a one-time bonus in the amount of Fifty Thousand Dollars (US$50,000.00) (the “Milestone Bonus”) upon the U.S. Food and Drug Administration’s (the “FDA”) approval of the Company’s Biologics License Application filing, payable to the Executive within thirty (30) days of the closing date of such FDA approval, provided that the Executive is the Chief Operation Officer at the time of said event.

5.	BENEFITS:
a.
In addition to and except for the matters governed by this Agreement, the Executive shall be entitled to employee benefits and perquisites, including but not limited to pension, deferred compensation plans, incentive stock options, group life insurance, disability, sickness and accident insurance and health benefits under such plans and programs as provided to other Executives of the Company from time to time. At the Executive’s option, in lieu of providing group medical benefits, the Company will reimburse the Executive for health insurance premium payments made pursuant to a private supplemental health insurance policy in Ireland by the Executive (currently approximately $500 per month). The Company shall also reimburse the Executive for a term life policy (currently approximately $200 per month).

b.	The executive shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.
c.
The Executive shall be entitled to reimbursement for all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of his duties under this Agreement, including travel to the Company’s various offices and facilities in the United States and abroad, reimbursement for attending out-of-town meetings of the Board of Directors, and such other travel as may be required or appropriate in Executive’s discretion, consistent with duly approved Company budgets, to fulfill the responsibilities of his office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses. The Company shall also pay or reimburse Executive for all membership fees and dues in appropriate professional associations and organizations utilized by Executive in the course of his service for the Company, as well as all expenses incurred by the Executive for Executive’s cellular telephone and portable text messaging including monthly service charges, equipment maintenance and all other ancillary charges including, but not limited to, text messaging, paging, and wireless communications.

6.	NON-DISCLOSURE; NON-COMPETITION:
a.
EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF INVENTIONS AGREEMENT: As a condition to this Agreement, the Executive agrees to execute and comply with the terms and conditions of the “Fibrocell Science Inc. Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement” attached as Exhibit 1.

b.
CONFIDENTIALITY: Executive covenants and agrees to keep this Agreement and its terms confidential and to not discuss or disclose the terms of this Agreement or any of the discussions or correspondence relating thereto with any past, present or future employees of Fibrocell Science, and prospective employer (s) or any representatives thereof, except as otherwise required by law Notwithstanding the foregoing, the Executive may discuss the terms of this Agreement with his attorney, financial advisors and immediate family members, provided he first informs such individuals of their obligation to keep that information confidential.

7.	TERMINATION:
a.	TERMINATION BY Fibrocell Science:
i.
Fibrocell Science may terminate the Executive’s employment under this Agreement without Cause (as defined in Section 7a(ii)), at any time by giving notice thereof to the Executive. The Employment Period shall terminate as of the date of such termination of the employment.

ii.
Fibrocell Science may terminate the Executive’s employment under this Agreement for Cause at any time by notifying the Executive of such termination. For all purposes of this Agreement, the Employment Period shall end as of the date of such termination of employment. “CAUSE” shall mean the Executive’s

1)
Neglect, failure or refusal to timely perform the duties of his employment (other than by reason of a physical or mental illness or impairment), or his gross negligence in the performance of his duties in any material respect.

2)	Material breach of any agreements, covenants and representations in any employment agreement or other agreement with Fibrocell Science or any affiliate or subsidiary.
3)
Material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Fibrocell Science or any affiliate or subsidiary or any material general policy or directive of Fibrocell Science or any affiliate or subsidiary.

4)	Conviction of, or plea of guilty or nolo contenere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony.
5)	Violation of the Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement.
6)	Giving or accepting undisclosed material commissions or other payments in cash or kind in connection with the affairs of Fibrocell Science or its clients.
7)
Failure to obtain or maintain any registration, license or other authorization or approval that Fibrocell Science or any affiliate or subsidiary reasonably believes is required in order for the Executive to perform his duties.

8)	Habitual abuse of alcohol or drugs.

b.
TERMINATION BY THE EMPLOYEE: The Executive may terminate this Agreement at any time, for any reason or for no reason at all, by giving notice thereof to Fibrocell Science at least thirty (30) days before the effective date of such termination. The Employment Period shall terminate as of the date of such termination of employment.

c.	SEVERANCE BENEFITS:
i.
Except as provided in 7c(ii), if the Executive’s employment under this Agreement is terminated before the end of the Employment Period by Fibrocell Science without Cause or if the Executive dies or becomes totally disabled (as defined in Section 7d), Fibrocell Science shall continue to pay to Executive the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for the longer of (x) the remaining Term or (y) twelve (12) months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination. The Termination Payments shall be made regardless of Executive’s subsequent re-employment as long as any new employment is not in violation of Section 6 of this Agreement.

ii.
If the Executive’s employment under this Agreement is terminated by Fibrocell Science following a Change of Control without Cause or by the Executive for Good Reason, Fibrocell Science shall pay the Executive a lump sum cash payment, within thirty (30) days of the date of such termination, equal to the greater of (x) the remaining Term or (y) twelve (12) months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Executive’s termination.

iii.
If the Executive’s employment under this Agreement is terminated by Fibrocell Science for Cause or by the Executive without Good Reason, Fibrocell Science shall have no further obligations to Executive under this Agreement, and any and all options granted hereunder shall terminate according to their terms.

iv.	“GOOD REASON” means:
1)	Any material reduction in the Executive’s authority, duties or responsibilities occurring after a Change in Control.
2)
Any material failure by Fibrocell Science to pay or provide the compensation and benefits under this Agreement; provided that, in each such event, the Executive shall give Fibrocell Science notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances cured by Fibrocell Science within thirty (30) days after such notice.

3)	A “CHANGE IN CONTROL” which shall be deemed to have occurred on:
a.
The date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding Fibrocell Science or any of its subsidiaries or affiliates or any employee benefit plan sponsored by any of the foregoing, or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50.1% or more of either (x) the membership units of Fibrocell Science or (y) the then outstanding voting securities entitled to vote generally in the election of directors; or

b.
The date the individuals who constitute the Board as of the date of Fibrocell Science’s formation(or as emergence from Chapter 11 reorganization) (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board, provided that any individual becoming a member subsequent to the effective date of the formation whose admittance was approved by a vote of at least a majority of the directors then encompassing the Incumbent Board; or

c.
The Consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of Fibrocell Science’s assets, a reverse stock split of outstanding voting securities, the issuance of shares of stock of Fibrocell Science in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause:

i.
If consummation of the transaction would result in at least 51% of the total voting power represented by the voting securities of Fibrocell Science (or, if not Fibrocell Science, the entity that succeeds to all or substantially all of Fibrocell Science’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of Fibrocell Science immediately prior to the transaction, with the voting power of each such continuing holders not substantially altered in the transaction.

4)
If the Executive is entitled to receive payments or other benefits under this Agreement upon the termination of his employment with Fibrocell Science, the Executive hereby irrevocably waives the right to receive any payments or other benefits under any other severance or similar plan maintained by Fibrocell Science (“OTHER SEVERANCE PLAN”), provided, however, that if the payments and other benefits provided under such Other Severance Plan exceed the payments and other benefits under this Agreement, the Executive, in his sole discretion, may elect to receive the payments and benefits under such Other Severance Plan in lieu of the payments and benefits under this Agreement upon his termination of employment.

d.
TERMINATION BY DEATH OR DISABILITY: Except for the right to the payment of any unpaid Salary or Bonus, as provided in this Agreement, This Agreement shall terminate automatically upon the Executive’s death. If Fibrocell Science determines in good faith that the Executive has a “total disability” (within the meaning of such term), Fibrocell Science may terminate his employment under this Agreement by notifying the Executive thereof at least thirty (30) days before the effective date of such termination.

8.
NOTICES: Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writhing with Fibrocell Science or, in the case of Fibrocell Science, to Fibrocell Science’s principal executive offices.

9.
EQUITY GRANT: In connection with the restructuring of Fibrocell Science’s predecessor corporation, Isolagen, Inc., the Executive shall be granted 5% of new equity of Fibrocell Science issued pursuant to the restructuring agreement (the “Equity” or the “Shares”) prior to the exit financing. The Equity shall be granted upon the earlier of (i) confirmation of the restructuring plan, or (ii) the execution of this Agreement. One half (1/2) shall vest upon entering into this Agreement and one fourth (1/4) shall vest on each successive one year anniversary. In the event of changes in the structure of Fibrocell Science by reason of any special dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of such shares and the like, Fibrocell Science shall make an equitable adjustment to the number of Shares to be granted hereunder. Fibrocell Science shall make a gross-up payment with respect to the equity grant of 5% noted above. For purposes of determining the amount of the tax gross-up payment, the Executive will be deemed to pay federal/Irish income taxes at the highest marginal rate of income taxation in the calendar year with respect to which the tax gross-up payment is to be made and state and local (incl. Ireland) taxes at the at the highest marginal rates of taxation in the state / locality (incl. Ireland) where taxes thereon are lawfully due. Such tax gross-up payment shall be made during the year following the year with respect to which the liability for the gross-up payment was incurred.

In the event that the Executive is terminated without cause, or in the event that Fibrocell Science does not renew this Agreement at the end of the Employment Period, or in the event of a change in control, any unvested Shares shall automatically vest upon the earlier of (1) the termination date or (2) the date of change in control. In the event the employee is terminated with cause, any unvested Shares shall be canceled upon the termination date. In the event that the Executive voluntarily resigns from Fibrocell Science, or in the event that the Executive does not renew this Agreement at the end of the Employment Period, all unvested Shares shall be canceled upon the termination date.

10.	HEADINGS OF NO EFFECT: The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
11.
WITHHOLDING TAXES: To the extent that Fibrocell Science subsequently reclassifies the Executive as an Executive of Fibrocell Science with respect to offering benefits, Fibrocell Science shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to the Executive under this Agreement to satisfy the tax withholding obligations of Fibrocell Science under applicable law.

12.
BINDING AGREEMENT; WAIVER: This Agreement shall be binding upon the Executive and Fibrocell Science on and after the date of this Agreement. The rights and obligations of Fibrocell Science under this Agreement shall inure to the benefit of and shall be binding upon Fibrocell Science and any successor of Fibrocell Science, and the benefits of this Agreement shall inure to the benefit of the Executive’s estate and beneficiaries in the event of the Executive’s death. Neither party may assign his or its duties or rights under this Agreement without the prior written consent of the other party; provided, however that:

a.
Fibrocell Science may assign this Agreement to any subsidiary, parent or affiliate, without the consent of the Executive, and such assignment shall not, in and of itself, constitute a termination of the employment under this Agreement, and

b.
This Agreement may be assigned without consent in connection with any sale of all or substantially all of Fibrocell Science’s assets or upon any merger, consolidation or reorganization of Fibrocell Science with or into any other entity.

13.
ENTIRE AGREEMENT; LAST AGREEMENT: This Agreement and the Fibrocell Science Executive Non-Disclosure, Non-Competition and Assignment of Inventions Agreement constitute the entire understanding of the Executive and Fibrocell Science with respect to the subject matter hereof and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties. The parties hereto agree that this Agreement shall not be renewed or renegotiated following the Employment Period.

14.
GOVERNING LAW AND SEVERABILITY: This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania) and the invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.
ARBITRATION: Disputes regarding the Executive’s employment with Fibrocell Science, including, without limitation, any dispute under this agreement which cannot be resolved by negotiations between Fibrocell Science and the Executive, but excluding any disputes regarding the Executive’s compliance with the restrictions of the Executive Non-Disclosure, Non-Competition and Assignment of Inventions Agreement referred to in Section 6 of this Agreement, shall be submitted to, and solely determined by, final and binding arbitration conducted by JAMS/ENDISPUTE, INC.’s arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of the state of Delaware with respect to the interpretation or enforcement of any matter relating to this Agreement; in all other cases the arbitrator shall apply to the state specified in Fibrocell Science’s alternative dispute resolution policy as in effect from time to time (if any). Arbitration may be held in Delaware, Pennsylvania, or such other place as the parties hereto may mutually agree, and shall be conducted solely by a former judge. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually, on the 3rd day of September, 2009.

EXECUTIVE
/s/ Declan Daly
Declan Daly

POST-PETITION CREDITOR INSTRUCTING GROUP
/s/ George Carris
Name:

Exhibit 1
EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF INVENTIONS AGREEMENT
This Agreement is made between Fibrocell Science Inc., a Delaware corporation (“Fibrocell Science”), and Declan Daly (the “EMPLOYEE”).
In consideration of the employment or the continued employment of the Employee by Fibrocell Science, Fibrocell Science and the Employee agree as follows:
1.	PROPRIETARY INFORMATION:
a.
The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning Fibrocell Science’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Fibrocell Science. By way of illustration, but not limitation, Proprietary Information shall include the source format of Fibrocell Science research reports, research fulfillment process, information concerning the terms of Fibrocell Science’s strategic partnerships with agents, service providers, and other business partners, and all inventions, products, processes, methods, techniques, formulas, compositions, projects, developments, plans, research data, financial data, personnel data, computer programs, source and object codes, customer and supplier lists, know-how and contacts and our knowledge of customers or prospective customers of Fibrocell Science. The Employee will not disclose any Proprietary Information to any person or use the same for any purposes (other than in the performance of his duties as an employee of Fibrocell Science) without written approval by an officer of Fibrocell Science, either during or after his employment with Fibrocell Science, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

b.
The Employee agrees that all files, letters, memoranda, reports, records, data sketches, drawings, notebooks, program listings, or other written, electronic, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Fibrocell Science to be used by the Employee only in the performance of his duties for Fibrocell Science. All such materials or copies thereof and all tangible property of Fibrocell Science in the custody or possession of the Employee shall be delivered to Fibrocell Science upon the earlier of (i) a request by Fibrocell Science or (ii) the termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

c.
The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of Fibrocell Science or suppliers to Fibrocell Science or other third parties who may have disclosed or entrusted the same to Fibrocell Science or to the Employee.

2.	DEVELOPMENTS:
a.
If at any time or times during his employment, the Employee shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registerable under copyright, trademark or similar statuettes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of Fibrocell Science or any customer of or supplier to Fibrocell Science in connection with such customer’s or supplier’s activities with Fibrocell Science or any of the products or services being developed, manufactured or sold by Fibrocell Science or which may be used in relation therewith, (ii) results from tasks assigned to the Employee by Fibrocell Science or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Fibrocell Science, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of Fibrocell Science and its assigns, as works made for hire or otherwise, and the Employee shall promptly disclose to Fibrocell Science (or any persons designated by it) each such Development and, as may be necessary to ensure Fibrocell Science’s ownership of such Developments, the Employee hereby assigns any rights, title and interest (including, but not limited to, any copyrights and trademarks) in and to the Developments and benefits and/or rights resulting therefrom to Fibrocell Science and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to Fibrocell Science.

b.
The Employee will, during his employment and at any time thereafter, at the request and cost of Fibrocell Science, promptly sign, execute, make and do all such deeds, documents, acts and things as Fibrocell Science and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of Fibrocell Science alone (unless Fibrocell Science otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

3.
OTHER AGREEMENTS: The Employee hereby represents that, except as the Employee has disclosed in writing to Fibrocell Science, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with Fibrocell Science or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of Fibrocell Science does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his employment with Fibrocell Science, and the Employee will not knowingly disclose to Fibrocell Science or induce Fibrocell Science to use any confidential or proprietary information or material belonging to any previous employer or others.

4.
OBLIGATIONS TO GOVERNMENT OR OTHER THIRD PARTIES: The Employee acknowledges that Fibrocell Science from time to time may have agreements with the other persons or entities or with the United States Government, foreign governments, or agencies thereof, which impose obligations or restrictions on Fibrocell Science regarding inventions made during the course of work under such agreements or regarding the sensitive nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of Fibrocell Science under such agreements.

5.
NO EMPLOYMENT CONTRACT: The Employee understands that this Exhibit 1, by itself, does not constitute a contract of employment and does not imply that his employment will continue for any period of time.

6.
NONCOMPETITION: During the period of the Employee’s employment with Fibrocell Science and for a period of twelve (12) months after the termination or expiration thereof, the Employee will not directly or indirectly (i) within any state or foreign jurisdiction in which Fibrocell Science or any subsidiary of the Fibrocell Science is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a fifty (50) mile radius of any such state or foreign jurisdiction, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in by Fibrocell Science (unless the Board of Directors shall have authorized such activity and the Company shall have consented thereto in writing), whether as an individual proprietor, partner, stockholder, officer, employee, director, joint venture, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company), to any business that directly or indirectly competes with Fibrocell Science, or provides products or services of the kind or type acquired, developed or being developed, produced, marketed, distributed, planned, furnished or sold by Fibrocell Science while the Employee was employed by Fibrocell Science; or (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of Fibrocell Science to terminate their employment with, or otherwise cease their relationship with, Fibrocell Science; pr (iii) solicit, divert or take away, or attempt to divert or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by Fibrocell Science) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Fibrocell Science which were contacted, solicited or served by the Employee while employed by Fibrocell Science.

The term “business engaged in by the Company” shall mean the development and commercialization of autologous fibroblast system technology for application in, among other therapies, dermatology, surgical and post-traumatic scarring, skin ulcers, cosmetic surgery, periodontal disease, reconstructive dentistry, vocal chord injuries, urinary incontinence, and digestive and gastroenterological disorders and other applications relating to the market for autologous fibroblast or UMC cells and the five derivative cell lines: osteoblast, chondroblast, fibroblast, adipocyte, and neuroectoderm.

7.
OUTSIDE EMPLOYMENT: The Employee agrees not to undertake any other employment (whether or not compensated) without the prior written consent of Fibrocell Science; provided however, that nothing herein shall be construed to prevent the Employee from making investments of his personal assets for from engaging in religious, charitable, community or other similar activities, so long as such investments and activities do not violate the provisions of Section 6 hereof or unreasonably interfere with the performance by the Employee of his duties and responsibilities as an officer or employee of Fibrocell Science.

8.	MISCELLANEOUS:
a.
Each provision of this Agreement shall be treated as a separate and independent clause, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, geography, time-period, subject, or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

b.
This Agreement supersedes all prior agreements, written or oral, between the Employee and Fibrocell Science relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and Fibrocell Science. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

c.	This Agreement will be binding upon the Employee’s heirs, executors and administrators and will inure to the benefit of Fibrocell Science and its successors and assigns.
d.
No delay or omission by Fibrocell Science in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Fibrocell Science on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

e.
The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of Fibrocell Science or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

f.
The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Fibrocell Science and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause Fibrocell Science substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that Fibrocell Science, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

g.	This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually, on the 3rd day of September, 2009.

EMPLOYEE
/s/ Declan Daly
Declan Daly